"AS IS" Residential Contract For Sale And Purchase

FloridaRealtors®

THIS FORM HAS BEEN APPROVED BY THE FLORIDA REALTORS AND THE FLORIDA BAR

PARTIES: [redacted] ("Seller"),
and Arrived Holdings, Inc. and/or Assigns ("Buyer"),
agree that Seller shall sell and Buyer shall buy the following described Real Property and Personal Property (collectively "Property") pursuant to the terms and conditions of this AS IS Residential Contract For Sale And Purchase and any riders and addenda ("Contract"):

1. PROPERTY DESCRIPTION:

(a) Street address, city, zip: 238 14th St, Panama City Beach, FL 32413

(b) Located in: Bay County, Florida. Property Tax ID #: 37110001000

(c) Real Property: The legal description is ______

together with all existing improvements and fixtures, including built-in appliances, built-in furnishings and attached wall-to-wall carpeting and flooring ("Real Property") unless specifically excluded in Paragraph 1(e) or by other terms of this Contract.

(d) Personal Property: Unless excluded in Paragraph 1(e) or by other terms of this Contract, the following items which are owned by Seller and existing on the Property as of the date of the initial offer are included in the purchase: range(s)/oven(s), refrigerator(s), dishwasher(s), disposal, ceiling fan(s), light fixture(s), drapery rods and draperies, blinds, window treatments, smoke detector(s), garage door opener(s), thermostat(s), doorbell(s), television wall mount(s) and television mounting hardware, security gate and other access devices, mailbox keys, and storm shutters/storm protection items and hardware ("Personal Property").
Other Personal Property items included in this purchase are: ______

Personal Property is included in the Purchase Price, has no contributory value, and shall be left for the Buyer.

(e) The following items are excluded from the purchase: ______

PURCHASE PRICE AND CLOSING

2. PURCHASE PRICE (U.S. currency):.. **$**835,000.00

(a) Initial deposit to be held in escrow in the amount of **(checks subject to Collection)** $20,000.00
The initial deposit made payable and delivered to "Escrow Agent" named below
(CHECK ONE): (i) ☐ accompanies offer or (ii) ☐ is to be made within 2 (if left blank, then 3) days after Effective Date. IF NEITHER BOX IS CHECKED, THEN OPTION (ii) SHALL BE DEEMED SELECTED.
Escrow Agent Name: [redacted]
Address: [redacted] Phone: [redacted]
Email: [redacted] Fax: ______

(b) Additional deposit to be delivered to Escrow Agent within ______ (if left blank, then 10) days after Effective Date .... $______
(All deposits paid or agreed to be paid, are collectively referred to as the "Deposit")

(c) Financing: Express as a dollar amount or percentage ("Loan Amount") see Paragraph 8.........0

(d) Other: ______ ....$______

(e) Balance to close (not including Buyer's closing costs, prepaids and prorations) by wire transfer or other Collected funds (See STANDARD S)..$815,000.00

3. TIME FOR ACCEPTANCE OF OFFER AND COUNTER-OFFERS; EFFECTIVE DATE:

(a) If not signed by Buyer and Seller, and an executed copy delivered to all parties on or before 04/12/2023, this offer shall be deemed withdrawn and the Deposit, if any, shall be returned to Buyer. Unless otherwise stated, time for acceptance of any counter-offers shall be within 2 days after the day the counter-offer is delivered.

(b) The effective date of this Contract shall be the date when the last one of the Buyer and Seller has signed or initialed and delivered this offer or final counter-offer ("Effective Date").

4. CLOSING; CLOSING DATE: The closing of this transaction shall occur when all funds required for closing are received by Closing Agent and Collected pursuant to STANDARD S and all closing documents required to be furnished by each party pursuant to this Contract are delivered ("Closing"). Unless modified by other provisions of

[redacted]

this Contract, the Closing shall occur on 05/17/2023 ("Closing Date"), at the time established by the Closing Agent.

5. EXTENSION OF CLOSING DATE:

(a) In the event Closing funds from Buyer's lender(s) are not available on Closing Date due to Consumer Financial Protection Bureau Closing Disclosure delivery requirements ("CFPB Requirements"), if Paragraph 8(b) is checked, Loan Approval has been obtained, and lender's underwriting is complete, then Closing Date shall be extended for such period necessary to satisfy CFPB Requirements, provided such period shall not exceed 7 days.

(b) If an event constituting "Force Majeure" causes services essential for Closing to be unavailable, including the unavailability of utilities or issuance of hazard, wind, flood or homeowners' insurance, Closing Date shall be extended as provided in STANDARD G.

6. OCCUPANCY AND POSSESSION:

(a) Unless Paragraph 6(b) is checked, Seller shall, at Closing, deliver occupancy and possession of the Property to Buyer free of tenants, occupants and future tenancies. Also, at Closing, Seller shall have removed all personal items and trash from the Property and shall deliver all keys, garage door openers, access devices and codes, as applicable, to Buyer. If occupancy is to be delivered before Closing, Buyer assumes all risks of loss to the Property from date of occupancy, shall be responsible and liable for maintenance from that date, and shall have accepted the Property in its existing condition as of time of taking occupancy, see Rider T PRE-CLOSING OCCUPANCY BY BUYER.

(b) ☐ **CHECK IF PROPERTY IS SUBJECT TO LEASE(S) OR OCCUPANCY AFTER CLOSING.** If Property is subject to a lease(s) or any occupancy agreements (including seasonal and short-term vacation rentals) after Closing or is intended to be rented or occupied by third parties beyond Closing, the facts and terms thereof shall be disclosed in writing by Seller to Buyer and copies of the written lease(s) shall be delivered to Buyer, all within 5 days after Effective Date. If Buyer determines, in Buyer's sole discretion, that the lease(s) or terms of occupancy are not acceptable to Buyer, Buyer may terminate this Contract by delivery of written notice of such election to Seller within 5 days after receipt of the above items from Seller, and Buyer shall be refunded the Deposit thereby releasing Buyer and Seller from all further obligations under this Contract. Estoppel Letter(s) and Seller's affidavit shall be provided pursuant to STANDARD D, except that tenant Estoppel Letters shall not be required on seasonal or short-term vacation rentals. If Property is intended to be occupied by Seller after Closing, see Rider U POST-CLOSING OCCUPANCY BY SELLER.

7. ASSIGNABILITY: (CHECK ONE): Buyer ☐ may assign and thereby be released from any further liability under this Contract; ☑ may assign but not be released from liability under this Contract; or ☐ may not assign this Contract. IF NO BOX IS CHECKED, THEN BUYER MAY NOT ASSIGN THIS CONTRACT.

FINANCING

8. FINANCING:

☑ (a) This is a cash transaction with no financing contingency.

☐ (b) This Contract is contingent upon, within ________ (if left blank, then 30) days after Effective Date ("Loan Approval Period"): (1) Buyer obtaining approval of a ☐ conventional ☐ FHA ☐ VA or ☐ other ________ (describe) mortgage loan for purchase of the Property for a **(CHECK ONE):** ☐ fixed, ☐ adjustable, ☐ fixed or adjustable rate in the Loan Amount (See Paragraph 2(c)), at an initial interest rate not to exceed ________ % (if left blank, then prevailing rate based upon Buyer's creditworthiness), and for a term of ________ (if left blank, then 30) years ("Financing"); and (2) Buyer's mortgage broker or lender having received an appraisal or alternative valuation of the Property satisfactory to lender, if either is required by lender, which is sufficient to meet the terms required for lender to provide Financing for Buyer and proceed to Closing ("Appraisal").

(i) Buyer shall make application for Financing within ________ (if left blank, then 5) days after Effective Date and use good faith and diligent effort to obtain approval of a loan meeting the Financing and Appraisal terms of Paragraph 8(b)(1) and (2), above, ("Loan Approval") within the Loan Approval Period and, thereafter, to close this Contract. Loan Approval which requires Buyer to sell other real property shall not be considered Loan Approval unless Rider V is attached.

Buyer's failure to use good faith and diligent effort to obtain Loan Approval during the Loan Approval Period shall be considered a default under the terms of this Contract. For purposes of this provision, "diligent effort" includes, but is not limited to, timely furnishing all documents and information required by Buyer's mortgage broker and lender and paying for Appraisal and other fees and charges in connection with Buyer's application for Financing.

(ii) Buyer shall, upon written request, keep Seller and Broker fully informed about the status of Buyer's mortgage loan application, loan processing, appraisal, and Loan Approval, including any Property related conditions [redacted]

and progress and release preliminary and finally executed closing disclosures and settlement statements, as appropriate and allowed, to Seller and Broker.

(iii) If within the Loan Approval Period, Buyer obtains Loan Approval, Buyer shall notify Seller of same in writing prior to expiration of the Loan Approval Period; or, if Buyer is unable to obtain Loan Approval within Loan Approval Period but Buyer is satisfied with Buyer's ability to obtain Loan Approval and proceed to Closing, Buyer shall deliver written notice to Seller confirming same, prior to the expiration of the Loan Approval Period.

(iv) If Buyer is unable to obtain Loan Approval within the Loan Approval Period, or cannot timely meet the terms of Loan Approval, all after the exercise of good faith and diligent effort, Buyer may terminate this Contract by delivering written notice of termination to Seller prior to expiration of the Loan Approval Period; whereupon, provided Buyer is not in default under the terms of this Contract, Buyer shall be refunded the Deposit thereby releasing Buyer and Seller from all further obligations under this Contract.

(v) If Buyer fails to timely deliver any written notice provided for in Paragraph 8(b)(iii) or (iv), above, to Seller prior to expiration of the Loan Approval Period, then Buyer shall proceed forward with this Contract as though Paragraph 8(a), above, had been checked as of the Effective Date; provided, however, Seller may elect to terminate this Contract by delivering written notice of termination to Buyer within 3 days after expiration of the Loan Approval Period and, provided Buyer is not in default under the terms of this Contract, Buyer shall be refunded the Deposit thereby releasing Buyer and Seller from all further obligations under this Contract.

(vi) If Buyer has timely provided either written notice provided for in Paragraph 8b(iii), above, and Buyer thereafter fails to close this Contract, the Deposit shall be paid to Seller unless failure to close is due to: (1) Seller's default or inability to satisfy other contingencies of this Contract; or (2) Property related conditions of the Loan Approval (specifically excluding the Appraisal valuation) have not been met unless such conditions are waived by other provisions of this Contract; in which event(s) the Buyer shall be refunded the Deposit, thereby releasing Buyer and Seller from all further obligations under this Contract.

☐ (c) Assumption of existing mortgage (see Rider D for terms).

☐ (d) Purchase money note and mortgage to Seller (see Rider C for terms).

CLOSING COSTS, FEES AND CHARGES

9. CLOSING COSTS; TITLE INSURANCE; SURVEY; HOME WARRANTY; SPECIAL ASSESSMENTS:

(a) **COSTS TO BE PAID BY SELLER:**

- Documentary stamp taxes and surtax on deed, if any
- Owner's Policy and Charges (if Paragraph 9(c)(i) is checked)
- Title search charges (if Paragraph 9(c)(iii) is checked)
- Municipal lien search (if Paragraph 9(c)(i) or (iii) is checked)
- Charges for FIRPTA withholding and reporting
- HOA/Condominium Association estoppel fees
- Recording and other fees needed to cure title
- Seller's attorneys' fees
- Other: ______________________________

If, prior to Closing, Seller is unable to meet the AS IS Maintenance Requirement as required by Paragraph 11, a sum equal to 125% of estimated costs to meet the AS IS Maintenance Requirement shall be escrowed at Closing. If actual costs to meet the AS IS Maintenance Requirement exceed escrowed amount, Seller shall pay such actual costs. Any unused portion of escrowed amount(s) shall be returned to Seller.

(b) **COSTS TO BE PAID BY BUYER:**

- Taxes and recording fees on notes and mortgages
- Recording fees for deed and financing statements
- Owner's Policy and Charges (if Paragraph 9(c)(ii) is checked)
- Survey (and elevation certification, if required)
- Lender's title policy and endorsements
- HOA/Condominium Association application/transfer fees
- Municipal lien search (if Paragraph 9(c)(ii) is checked)
- Other: ______________________________
- Loan expenses
- Appraisal fees
- Buyer's Inspections
- Buyer's attorneys' fees
- All property related insurance
- Owner's Policy Premium (if Paragraph 9(c)(iii) is checked)

(c) **TITLE EVIDENCE AND INSURANCE:** At least ______ (if left blank, then 15, or if Paragraph 8(a) is checked, then 5) days prior to Closing Date ("Title Evidence Deadline"), a title insurance commitment issued by a Florida licensed title insurer, with legible copies of instruments listed as exceptions attached thereto ("Title Commitment") and, after Closing, an owner's policy of title insurance (see STANDARD A for terms) shall be obtained and delivered to Buyer. If Seller has an owner's policy of title insurance covering the Real Property, Seller shall furnish a copy to Buyer and Closing Agent within 5 days after Effective Date. The owner's title policy premium, title search and closing services (collectively, "Owner's Policy and Charges") shall be paid, as set forth below. The title insurance premium charges for the owner's policy and any lender's policy will be calculated and allocated in accordance with Florida law, but may be reported differently on certain federally mandated closing disclosures and other closing documents. For purposes of this Contract "municipal lien search" means a

[redacted]

search of records necessary for the owner's policy of title insurance to be issued without exception for unrecorded liens imposed pursuant to Chapters 153, 159 or 170, F.S., in favor of any governmental body, authority or agency.

(CHECK ONE):

☐ (i) Seller shall designate Closing Agent and pay for Owner's Policy and Charges, and Buyer shall pay the premium for Buyer's lender's policy and charges for closing services related to the lender's policy, endorsements and loan closing, which amounts shall be paid by Buyer to Closing Agent or such other provider(s) as Buyer may select; or

☑ (ii) Buyer shall designate Closing Agent and pay for Owner's Policy and Charges and charges for closing services related to Buyer's lender's policy, endorsements and loan closing; or

☐ (iii) [**MIAMI-DADE/BROWARD REGIONAL PROVISION**]**:** Buyer shall designate Closing Agent. Seller shall furnish a copy of a prior owner's policy of title insurance or other evidence of title and pay fees for: (A) a continuation or update of such title evidence, which is acceptable to Buyer's title insurance underwriter for reissue of coverage; (B) tax search; and (C) municipal lien search. Buyer shall obtain and pay for post-Closing continuation and premium for Buyer's owner's policy, and if applicable, Buyer's lender's policy. Seller shall not be obligated to pay more than $____________ (if left blank, then $200.00) for abstract continuation or title search ordered or performed by Closing Agent.

(d) **SURVEY:** At least 5 days prior to Closing Date, Buyer may, at Buyer's expense, have the Real Property surveyed and certified by a registered Florida surveyor ("Survey"). If Seller has a survey covering the Real Property, a copy shall be furnished to Buyer and Closing Agent within 5 days after Effective Date.

(e) **HOME WARRANTY:** At Closing, ☐ Buyer ☑ Seller ☐ N/A shall pay for a home warranty plan issued by See additional terms below at a cost not to exceed $____________. A home warranty plan provides for repair or replacement of many of a home's mechanical systems and major built-in appliances in the event of breakdown due to normal wear and tear during the agreement's warranty period.

(f) **SPECIAL ASSESSMENTS:** At Closing, Seller shall pay: (i) the full amount of liens imposed by a public body ("public body" does not include a Condominium or Homeowner's Association) that are certified, confirmed and ratified before Closing; and (ii) the amount of the public body's most recent estimate or assessment for an improvement which is substantially complete as of Effective Date, but that has not resulted in a lien being imposed on the Property before Closing. Buyer shall pay all other assessments. If special assessments may be paid in installments **(CHECK ONE):**

☐ (a) Seller shall pay installments due prior to Closing and Buyer shall pay installments due after Closing. Installments prepaid or due for the year of Closing shall be prorated.

☑ (b) Seller shall pay, in full, prior to or at the time of Closing, any assessment(s) allowed by the public body to be prepaid. For any assessment(s) which the public body does not allow prepayment, OPTION (a) shall be deemed selected for such assessment(s).

IF NEITHER BOX IS CHECKED, THEN OPTION (a) SHALL BE DEEMED SELECTED.

This Paragraph 9(f) shall not apply to a special benefit tax lien imposed by a community development district (CDD) pursuant to Chapter 190, F.S., or special assessment(s) imposed by a special district pursuant to Chapter 189, F.S., which lien(s) or assessment(s) shall be prorated pursuant to STANDARD K.

DISCLOSURES

10. DISCLOSURES:

(a) **RADON GAS:** Radon is a naturally occurring radioactive gas that, when it is accumulated in a building in sufficient quantities, may present health risks to persons who are exposed to it over time. Levels of radon that exceed federal and state guidelines have been found in buildings in Florida. Additional information regarding radon and radon testing may be obtained from your county health department.

(b) **PERMITS DISCLOSURE:** Except as may have been disclosed by Seller to Buyer in a written disclosure, Seller does not know of any improvements made to the Property which were made without required permits or made pursuant to permits which have not been properly closed or otherwise disposed of pursuant to Section 553.79, F.S. If Seller identifies permits which have not been closed or improvements which were not permitted, then Seller shall promptly deliver to Buyer all plans, written documentation or other information in Seller's possession, knowledge, or control relating to improvements to the Property which are the subject of such open permits or unpermitted improvements.

(c) **MOLD:** Mold is naturally occurring and may cause health risks or damage to property. If Buyer is concerned or desires additional information regarding mold, Buyer should contact an appropriate professional.

(d) **FLOOD ZONE; ELEVATION CERTIFICATION:** Buyer is advised to verify by elevation certificate which flood zone the Property is in, whether flood insurance is required by Buyer's lender, and what restrictions apply to improving the Property and rebuilding in the event of casualty. If Property is in a "Special Flood Hazard Area"

[redacted]

or "Coastal Barrier Resources Act" designated area or otherwise protected area identified by the U.S. Fish and Wildlife Service under the Coastal Barrier Resources Act and the lowest floor elevation for the building(s) and/or flood insurance rating purposes is below minimum flood elevation or is ineligible for flood insurance coverage through the National Flood Insurance Program or private flood insurance as defined in 42 U.S.C. §4012a, Buyer may terminate this Contract by delivering written notice to Seller within _____ (if left blank, then 20) days after Effective Date, and Buyer shall be refunded the Deposit thereby releasing Buyer and Seller from all further obligations under this Contract, failing which Buyer accepts existing elevation of buildings and flood zone designation of Property.

(e) **ENERGY BROCHURE:** Buyer acknowledges receipt of Florida Energy-Efficiency Rating Information Brochure required by Section 553.996, F.S.

(f) **LEAD-BASED PAINT:** If Property includes pre-1978 residential housing, a lead-based paint disclosure is mandatory.

(g) **HOMEOWNERS' ASSOCIATION/COMMUNITY DISCLOSURE: BUYER SHOULD NOT EXECUTE THIS CONTRACT UNTIL BUYER HAS RECEIVED AND READ THE HOMEOWNERS' ASSOCIATION/COMMUNITY DISCLOSURE, IF APPLICABLE.**

(h) **PROPERTY TAX DISCLOSURE SUMMARY:** BUYER SHOULD NOT RELY ON THE SELLER'S CURRENT PROPERTY TAXES AS THE AMOUNT OF PROPERTY TAXES THAT THE BUYER MAY BE OBLIGATED TO PAY IN THE YEAR SUBSEQUENT TO PURCHASE. A CHANGE OF OWNERSHIP OR PROPERTY IMPROVEMENTS TRIGGERS REASSESSMENTS OF THE PROPERTY THAT COULD RESULT IN HIGHER PROPERTY TAXES. IF YOU HAVE ANY QUESTIONS CONCERNING VALUATION, CONTACT THE COUNTY PROPERTY APPRAISER'S OFFICE FOR INFORMATION.

(i) **FOREIGN INVESTMENT IN REAL PROPERTY TAX ACT ("FIRPTA"):** Seller shall inform Buyer in writing if Seller is a "foreign person" as defined by the Foreign Investment in Real Property Tax Act ("FIRPTA"). Buyer and Seller shall comply with FIRPTA, which may require Seller to provide additional cash at Closing. If Seller is not a "foreign person", Seller can provide Buyer, at or prior to Closing, a certification of non-foreign status, under penalties of perjury, to inform Buyer and Closing Agent that no withholding is required. See STANDARD V for further information pertaining to FIRPTA. Buyer and Seller are advised to seek legal counsel and tax advice regarding their respective rights, obligations, reporting and withholding requirements pursuant to FIRPTA.

(j) **SELLER DISCLOSURE:** Seller knows of no facts materially affecting the value of the Real Property which are not readily observable and which have not been disclosed to Buyer. Except as provided for in the preceding sentence, Seller extends and intends no warranty and makes no representation of any type, either express or implied, as to the physical condition or history of the Property. Except as otherwise disclosed in writing Seller has received no written or verbal notice from any governmental entity or agency as to a currently uncorrected building, environmental or safety code violation.

PROPERTY MAINTENANCE, CONDITION, INSPECTIONS AND EXAMINATIONS

11. PROPERTY MAINTENANCE: Except for ordinary wear and tear and Casualty Loss, Seller shall maintain the Property, including, but not limited to, lawn, shrubbery, and pool, in the condition existing as of Effective Date ("AS IS Maintenance Requirement"). See Paragraph 9(a) for escrow procedures, if applicable.

12. PROPERTY INSPECTION; RIGHT TO CANCEL:

(a) ***PROPERTY INSPECTIONS AND RIGHT TO CANCEL: Buyer shall have ______ (if left blank, then 15) days after Effective Date ("Inspection Period") within which to have such inspections of the Property performed as Buyer shall desire during the Inspection Period. If Buyer determines, in Buyer's sole discretion, that the Property is not acceptable to Buyer, Buyer may terminate this Contract by delivering written notice of such election to Seller prior to expiration of Inspection Period. If Buyer timely terminates this Contract, the Deposit paid shall be returned to Buyer, thereupon, Buyer and Seller shall be released of all further obligations under this Contract; however, Buyer shall be responsible for prompt payment for such inspections, for repair of damage to, and restoration of, the Property resulting from such inspections, and shall provide Seller with paid receipts for all work done on the Property (the preceding provision shall survive termination of this Contract). Unless Buyer exercises the right to terminate granted herein, Buyer accepts the physical condition of the Property and any violation of governmental, building, environmental, and safety codes, restrictions, or requirements, but subject to Seller's continuing AS IS Maintenance Requirement, and Buyer shall be responsible for any and all repairs and improvements required by Buyer's lender.***

[redacted]

(b) **WALK-THROUGH INSPECTION/RE-INSPECTION:** On the day prior to Closing Date, or on Closing Date prior to time of Closing, as specified by Buyer, Buyer or Buyer's representative may perform a walk-through (and follow-up walk-through, if necessary) inspection of the Property solely to confirm that all items of Personal Property are on the Property and to verify that Seller has maintained the Property as required by the AS IS Maintenance Requirement and has met all other contractual obligations.

(c) **SELLER ASSISTANCE AND COOPERATION IN CLOSE-OUT OF BUILDING PERMITS:** If Buyer's inspection of the Property identifies open or needed building permits, then Seller shall promptly deliver to Buyer all plans, written documentation or other information in Seller's possession, knowledge, or control relating to improvements to the Property which are the subject of such open or needed permits, and shall promptly cooperate in good faith with Buyer's efforts to obtain estimates of repairs or other work necessary to resolve such permit issues. Seller's obligation to cooperate shall include Seller's execution of necessary authorizations, consents, or other documents necessary for Buyer to conduct inspections and have estimates of such repairs or work prepared, but in fulfilling such obligation, Seller shall not be required to expend, or become obligated to expend, any money.

(d) **ASSIGNMENT OF REPAIR AND TREATMENT CONTRACTS AND WARRANTIES:** At Buyer's option and cost, Seller will, at Closing, assign all assignable repair, treatment and maintenance contracts and warranties to Buyer.

ESCROW AGENT AND BROKER

13. ESCROW AGENT: Any Closing Agent or Escrow Agent (collectively "Agent") receiving the Deposit, other funds and other items is authorized, and agrees by acceptance of them, to deposit them promptly, hold same in escrow within the State of Florida and, subject to Collection, disburse them in accordance with terms and conditions of this Contract. Failure of funds to become Collected shall not excuse Buyer's performance. When conflicting demands for the Deposit are received, or Agent has a good faith doubt as to entitlement to the Deposit, Agent may take such actions permitted by this Paragraph 13, as Agent deems advisable. If in doubt as to Agent's duties or liabilities under this Contract, Agent may, at Agent's option, continue to hold the subject matter of the escrow until the parties agree to its disbursement or until a final judgment of a court of competent jurisdiction shall determine the rights of the parties, or Agent may deposit same with the clerk of the circuit court having jurisdiction of the dispute. An attorney who represents a party and also acts as Agent may represent such party in such action. Upon notifying all parties concerned of such action, all liability on the part of Agent shall fully terminate, except to the extent of accounting for any items previously delivered out of escrow. If a licensed real estate broker, Agent will comply with provisions of Chapter 475, F.S., as amended and FREC rules to timely resolve escrow disputes through mediation, arbitration, interpleader or an escrow disbursement order.

In any proceeding between Buyer and Seller wherein Agent is made a party because of acting as Agent hereunder, or in any proceeding where Agent interpleads the subject matter of the escrow, Agent shall recover reasonable attorney's fees and costs incurred, to be paid pursuant to court order out of the escrowed funds or equivalent. Agent shall not be liable to any party or person for mis-delivery of any escrowed items, unless such mis-delivery is due to Agent's willful breach of this Contract or Agent's gross negligence. This Paragraph 13 shall survive Closing or termination of this Contract.

14. PROFESSIONAL ADVICE; BROKER LIABILITY: Broker advises Buyer and Seller to verify Property condition, square footage, and all other facts and representations made pursuant to this Contract and to consult appropriate professionals for legal, tax, environmental, and other specialized advice concerning matters affecting the Property and the transaction contemplated by this Contract. Broker represents to Buyer that Broker does not reside on the Property and that all representations (oral, written or otherwise) by Broker are based on Seller representations or public records. **BUYER AGREES TO RELY SOLELY ON SELLER, PROFESSIONAL INSPECTORS AND GOVERNMENTAL AGENCIES FOR VERIFICATION OF PROPERTY CONDITION, SQUARE FOOTAGE AND FACTS THAT MATERIALLY AFFECT PROPERTY VALUE AND NOT ON THE REPRESENTATIONS (ORAL, WRITTEN OR OTHERWISE) OF BROKER.** Buyer and Seller (individually, the "Indemnifying Party") each individually indemnifies, holds harmless, and releases Broker and Broker's officers, directors, agents and employees from all liability for loss or damage, including all costs and expenses, and reasonable attorney's fees at all levels, suffered or incurred by Broker and Broker's officers, directors, agents and employees in connection with or arising from claims, demands or causes of action instituted by Buyer or Seller based on: (i) inaccuracy of information provided by the Indemnifying Party or from public records; (ii) Indemnifying Party's misstatement(s) or failure to perform contractual obligations; (iii) Broker's performance, at Indemnifying Party's request, of any task beyond the scope of services regulated by Chapter 475, F.S., as amended, including Broker's referral, recommendation or retention of any vendor for, or on behalf of, Indemnifying Party; (iv) products or services provided by any such vendor for, or on behalf of, Indemnifying Party; and (v) expenses incurred by any such vendor.

[redacted]

Buyer and Seller each assumes full responsibility for selecting and compensating their respective vendors and paying their other costs under this Contract whether or not this transaction closes. This Paragraph 14 will not relieve Broker of statutory obligations under Chapter 475, F.S., as amended. For purposes of this Paragraph 14, Broker will be treated as a party to this Contract. This Paragraph 14 shall survive Closing or termination of this Contract.

DEFAULT AND DISPUTE RESOLUTION

15. DEFAULT:

(a) **BUYER DEFAULT:** If Buyer fails, neglects or refuses to perform Buyer's obligations under this Contract, including payment of the Deposit, within the time(s) specified, Seller may elect to recover and retain the Deposit for the account of Seller as agreed upon liquidated damages, consideration for execution of this Contract, and in full settlement of any claims, whereupon Buyer and Seller shall be relieved from all further obligations under this Contract, or Seller, at Seller's option, may, pursuant to Paragraph 16, proceed in equity to enforce Seller's rights under this Contract. The portion of the Deposit, if any, paid to Listing Broker upon default by Buyer, shall be split equally between Listing Broker and Cooperating Broker; provided however, Cooperating Broker's share shall not be greater than the commission amount Listing Broker had agreed to pay to Cooperating Broker.

(b) **SELLER DEFAULT:** If for any reason other than failure of Seller to make Seller's title marketable after reasonable diligent effort, Seller fails, neglects or refuses to perform Seller's obligations under this Contract, Buyer may elect to receive return of Buyer's Deposit without thereby waiving any action for damages resulting from Seller's breach, and, pursuant to Paragraph 16, may seek to recover such damages or seek specific performance.

This Paragraph 15 shall survive Closing or termination of this Contract.

16. DISPUTE RESOLUTION: Unresolved controversies, claims and other matters in question between Buyer and Seller arising out of, or relating to, this Contract or its breach, enforcement or interpretation ("Dispute") will be settled as follows:

(a) Buyer and Seller will have 10 days after the date conflicting demands for the Deposit are made to attempt to resolve such Dispute, failing which, Buyer and Seller shall submit such Dispute to mediation under Paragraph 16(b).

(b) Buyer and Seller shall attempt to settle Disputes in an amicable manner through mediation pursuant to Florida Rules for Certified and Court-Appointed Mediators and Chapter 44, F.S., as amended (the "Mediation Rules"). The mediator must be certified or must have experience in the real estate industry. Injunctive relief may be sought without first complying with this Paragraph 16(b). Disputes not settled pursuant to this Paragraph 16 may be resolved by instituting action in the appropriate court having jurisdiction of the matter. This Paragraph 16 shall survive Closing or termination of this Contract.

17. ATTORNEY'S FEES; COSTS: The parties will split equally any mediation fee incurred in any mediation permitted by this Contract, and each party will pay their own costs, expenses and fees, including attorney's fees, incurred in conducting the mediation. In any litigation permitted by this Contract, the prevailing party shall be entitled to recover from the non-prevailing party costs and fees, including reasonable attorney's fees, incurred in conducting the litigation. This Paragraph 17 shall survive Closing or termination of this Contract.

STANDARDS FOR REAL ESTATE TRANSACTIONS ("STANDARDS")

18. STANDARDS:

A. TITLE:

(i) **TITLE EVIDENCE; RESTRICTIONS; EASEMENTS; LIMITATIONS:** Within the time period provided in Paragraph 9(c), the Title Commitment, with legible copies of instruments listed as exceptions attached thereto, shall be issued and delivered to Buyer. The Title Commitment shall set forth those matters to be discharged by Seller at or before Closing and shall provide that, upon recording of the deed to Buyer, an owner's policy of title insurance in the amount of the Purchase Price, shall be issued to Buyer insuring Buyer's marketable title to the Real Property, subject only to the following matters: (a) comprehensive land use plans, zoning, and other land use restrictions, prohibitions and requirements imposed by governmental authority; (b) restrictions and matters appearing on the Plat or otherwise common to the subdivision; (c) outstanding oil, gas and mineral rights of record without right of entry; (d) unplatted public utility easements of record (located contiguous to real property lines and not more than 10 feet in width as to rear or front lines and 7 1/2 feet in width as to side lines); (e) taxes for year of Closing and subsequent years; and (f) assumed mortgages and purchase money mortgages, if any (if additional items, attach addendum); provided, that, none prevent use of Property for **RESIDENTIAL PURPOSES**. If there exists at Closing any violation of items identified in (b) – (f) above, then the same shall be deemed a title defect. Marketable title shall be determined according to applicable Title Standards adopted by authority of The Florida Bar and in accordance with law.

[redacted]

(ii) **TITLE EXAMINATION:** Buyer shall have 5 days after receipt of Title Commitment to examine it and notify Seller in writing specifying defect(s), if any, that render title unmarketable. If Seller provides Title Commitment and it is delivered to Buyer less than 5 days prior to Closing Date, Buyer may extend Closing for up to 5 days after date of receipt to examine same in accordance with this STANDARD A. Seller shall have 30 days ("Cure Period") after receipt of Buyer's notice to take reasonable diligent efforts to remove defects. If Buyer fails to so notify Seller, Buyer shall be deemed to have accepted title as it then is. If Seller cures defects within Cure Period, Seller will deliver written notice to Buyer (with proof of cure acceptable to Buyer and Buyer's attorney) and the parties will close this Contract on Closing Date (or if Closing Date has passed, within 10 days after Buyer's receipt of Seller's notice). If Seller is unable to cure defects within Cure Period, then Buyer may, within 5 days after expiration of Cure Period, deliver written notice to Seller: (a) extending Cure Period for a specified period not to exceed 120 days within which Seller shall continue to use reasonable diligent effort to remove or cure the defects ("Extended Cure Period"); or (b) electing to accept title with existing defects and close this Contract on Closing Date (or if Closing Date has passed, within the earlier of 10 days after end of Extended Cure Period or Buyer's receipt of Seller's notice), or (c) electing to terminate this Contract and receive a refund of the Deposit, thereby releasing Buyer and Seller from all further obligations under this Contract. If after reasonable diligent effort, Seller is unable to timely cure defects, and Buyer does not waive the defects, this Contract shall terminate, and Buyer shall receive a refund of the Deposit, thereby releasing Buyer and Seller from all further obligations under this Contract.

B. SURVEY: If Survey discloses encroachments on the Real Property or that improvements located thereon encroach on setback lines, easements, or lands of others, or violate any restrictions, covenants, or applicable governmental regulations described in STANDARD A (i)(a), (b) or (d) above, Buyer shall deliver written notice of such matters, together with a copy of Survey, to Seller within 5 days after Buyer's receipt of Survey, but no later than Closing. If Buyer timely delivers such notice and Survey to Seller, such matters identified in the notice and Survey shall constitute a title defect, subject to cure obligations of STANDARD A above. If Seller has delivered a prior survey, Seller shall, at Buyer's request, execute an affidavit of "no change" to the Real Property since the preparation of such prior survey, to the extent the affirmations therein are true and correct.

C. INGRESS AND EGRESS: Seller represents that there is ingress and egress to the Real Property and title to the Real Property is insurable in accordance with STANDARD A without exception for lack of legal right of access.

D. LEASE INFORMATION: Seller shall, at least 10 days prior to Closing, furnish to Buyer estoppel letters from tenant(s)/occupant(s) specifying nature and duration of occupancy, rental rates, advanced rent and security deposits paid by tenant(s) or occupant(s)("Estoppel Letter(s)"). If Seller is unable to obtain such Estoppel Letter(s) the same information shall be furnished by Seller to Buyer within that time period in the form of a Seller's affidavit and Buyer may thereafter contact tenant(s) or occupant(s) to confirm such information. If Estoppel Letter(s) or Seller's affidavit, if any, differ materially from Seller's representations and lease(s) provided pursuant to Paragraph 6, or if tenant(s)/occupant(s) fail or refuse to confirm Seller's affidavit, Buyer may deliver written notice to Seller within 5 days after receipt of such information, but no later than 5 days prior to Closing Date, terminating this Contract and receive a refund of the Deposit, thereby releasing Buyer and Seller from all further obligations under this Contract. Seller shall, at Closing, deliver and assign all leases to Buyer who shall assume Seller's obligations thereunder.

E. LIENS: Seller shall furnish to Buyer at Closing an affidavit attesting (i) to the absence of any financing statement, claims of lien or potential lienors known to Seller and (ii) that there have been no improvements or repairs to the Real Property for 90 days immediately preceding Closing Date. If the Real Property has been improved or repaired within that time, Seller shall deliver releases or waivers of construction liens executed by all general contractors, subcontractors, suppliers and materialmen in addition to Seller's lien affidavit setting forth names of all such general contractors, subcontractors, suppliers and materialmen, further affirming that all charges for improvements or repairs which could serve as a basis for a construction lien or a claim for damages have been paid or will be paid at Closing.

F. TIME: Time is of the essence in this Contract. Calendar days, based on where the Property is located, shall be used in computing time periods. Other than time for acceptance and Effective Date as set forth in Paragraph 3, any time periods provided for or dates specified in this Contract, whether preprinted, handwritten, typewritten or inserted herein, which shall end or occur on a Saturday, Sunday, national legal public holiday (as defined in 5 U.S.C. Sec. 6103(a)), or a day on which a national legal public holiday is observed because it fell on a Saturday or Sunday, shall extend to the next calendar day which is not a Saturday, Sunday, national legal public holiday, or a day on which a national legal public holiday is observed.

G. FORCE MAJEURE: Buyer or Seller shall not be required to exercise or perform any right or obligation under this Contract or be liable to each other for damages so long as performance or non-performance of the right or obligation, or the availability of services, insurance, or required approvals essential to Closing, is disrupted, delayed,

[redacted]

caused or prevented by a Force Majeure event. "Force Majeure" means: hurricanes, floods, extreme weather, earthquakes, fires, or other acts of God, unusual transportation delays, wars, insurrections, civil unrest, or acts of terrorism, governmental actions and mandates, government shut downs, epidemics, or pandemics, which, by exercise of reasonable diligent effort, the non-performing party is unable in whole or in part to prevent or overcome. The Force Majeure event will be deemed to have begun on the first day the effect of the Force Majeure prevents performance, non-performance, or the availability of services, insurance or required approvals essential to Closing. All time periods affected by the Force Majeure event, including Closing Date, will be extended a reasonable time up to 7 days after the Force Majeure event no longer prevents performance under this Contract; provided, however, if such Force Majeure event continues to prevent performance under this Contract more than 30 days beyond Closing Date, then either party may terminate this Contract by delivering written notice to the other and the Deposit shall be refunded to Buyer, thereby releasing Buyer and Seller from all further obligations under this Contract.

H. CONVEYANCE: Seller shall convey marketable title to the Real Property by statutory warranty, trustee's, personal representative's, or guardian's deed, as appropriate to the status of Seller, subject only to matters described in STANDARD A and those accepted by Buyer. Personal Property shall, at request of Buyer, be transferred by absolute bill of sale with warranty of title, subject only to such matters as may be provided for in this Contract.

I. CLOSING LOCATION; DOCUMENTS; AND PROCEDURE:

(i) **LOCATION:** Closing will be conducted by the attorney or other closing agent ("Closing Agent") designated by the party paying for the owner's policy of title insurance and will take place in the county where the Real Property is located at the office of the Closing Agent, or at such other location agreed to by the parties. If there is no title insurance, Seller will designate Closing Agent. Closing may be conducted by mail, overnight courier, or electronic means.

(ii) **CLOSING DOCUMENTS:** Seller shall at or prior to Closing, execute and deliver, as applicable, deed, bill of sale, certificate(s) of title or other documents necessary to transfer title to the Property, construction lien affidavit(s), owner's possession and no lien affidavit(s), and assignment(s) of leases. Seller shall provide Buyer with paid receipts for all work done on the Property pursuant to this Contract. Buyer shall furnish and pay for, as applicable, the survey, flood elevation certification, and documents required by Buyer's lender.

(iii) **FinCEN GTO REPORTING OBLIGATION**. If Closing Agent is required to comply with a U.S. Treasury Department's Financial Crimes Enforcement Network ("FinCEN") Geographic Targeting Order ("GTO"), then Buyer shall provide Closing Agent with essential information and documentation related to Buyer and its Beneficial Owners, including photo identification, and related to the transaction contemplated by this Contract which are required to complete mandatory reporting, including the Currency Transaction Report; and Buyer consents to Closing Agent's collection and report of said information to IRS.

(iv) **PROCEDURE:** The deed shall be recorded upon Collection of all closing funds. If the Title Commitment provides insurance against adverse matters pursuant to Section 627.7841, F.S., as amended, the escrow closing procedure required by STANDARD J shall be waived, and Closing Agent shall, **subject to Collection of all closing funds,** disburse at Closing the brokerage fees to Broker and the net sale proceeds to Seller.

J. ESCROW CLOSING PROCEDURE: If Title Commitment issued pursuant to Paragraph 9(c) does not provide for insurance against adverse matters as permitted under Section 627.7841, F.S., as amended, the following escrow and closing procedures shall apply: (1) all Closing proceeds shall be held in escrow by the Closing Agent for a period of not more than 10 days after Closing; (2) if Seller's title is rendered unmarketable, through no fault of Buyer, Buyer shall, within the 10 day period, notify Seller in writing of the defect and Seller shall have 30 days from date of receipt of such notification to cure the defect; (3) if Seller fails to timely cure the defect, the Deposit and all Closing funds paid by Buyer shall, within 5 days after written demand by Buyer, be refunded to Buyer and, simultaneously with such repayment, Buyer shall return the Personal Property, vacate the Real Property and re-convey the Property to Seller by special warranty deed and bill of sale; and (4) if Buyer fails to make timely demand for refund of the Deposit, Buyer shall take title as is, waiving all rights against Seller as to any intervening defect except as may be available to Buyer by virtue of warranties contained in the deed or bill of sale.

K. PRORATIONS; CREDITS: The following recurring items will be made current (if applicable) and prorated as of the day prior to Closing Date, or date of occupancy if occupancy occurs before Closing Date: real estate taxes (including special benefit tax assessments imposed by a CDD pursuant to Chapter 190, F.S., and assessments imposed by special district(s) pursuant to Chapter 189, F.S.), interest, bonds, association fees, insurance, rents and other expenses of Property. Buyer shall have option of taking over existing policies of insurance, if assumable, in which event premiums shall be prorated. Cash at Closing shall be increased or decreased as may be required by prorations to be made through day prior to Closing. Advance rent and security deposits, if any, will be credited to Buyer. Escrow deposits held by Seller's mortgagee will be paid to Seller. Taxes shall be prorated based on current year's tax. If Closing occurs on a date when current year's millage is not fixed but current year's assessment

[redacted]

is available, taxes will be prorated based upon such assessment and prior year's millage. If current year's assessment is not available, then taxes will be prorated on prior year's tax. If there are completed improvements on the Real Property by January 1st of year of Closing, which improvements were not in existence on January 1st of prior year, then taxes shall be prorated based upon prior year's millage and at an equitable assessment to be agreed upon between the parties, failing which, request shall be made to the County Property Appraiser for an informal assessment taking into account available exemptions. In all cases, due allowance shall be made for the maximum allowable discounts and applicable homestead and other exemptions. A tax proration based on an estimate shall, at either party's request, be readjusted upon receipt of current year's tax bill. This STANDARD K shall survive Closing.

L. ACCESS TO PROPERTY TO CONDUCT APPRAISALS, INSPECTIONS, AND WALK-THROUGH: Seller shall, upon reasonable notice, provide utilities service and access to Property for appraisals and inspections, including a walk-through (or follow-up walk-through if necessary) prior to Closing.

M. RISK OF LOSS: If, after Effective Date, but before Closing, Property is damaged by fire or other casualty ("Casualty Loss") and cost of restoration (which shall include cost of pruning or removing damaged trees) does not exceed 1.5% of Purchase Price, cost of restoration shall be an obligation of Seller and Closing shall proceed pursuant to terms of this Contract. If restoration is not completed as of Closing, a sum equal to 125% of estimated cost to complete restoration (not to exceed 1.5% of Purchase Price) will be escrowed at Closing. If actual cost of restoration exceeds escrowed amount, Seller shall pay such actual costs (but, not in excess of 1.5% of Purchase Price). Any unused portion of escrowed amount shall be returned to Seller. If cost of restoration exceeds 1.5% of Purchase Price, Buyer shall elect to either take Property "as is" together with the 1.5% or receive a refund of the Deposit thereby releasing Buyer and Seller from all further obligations under this Contract. Seller's sole obligation with respect to tree damage by casualty or other natural occurrence shall be cost of pruning or removal.

N. 1031 EXCHANGE: If either Seller or Buyer wish to enter into a like-kind exchange (either simultaneously with Closing or deferred) under Section 1031 of the Internal Revenue Code ("Exchange"), the other party shall cooperate in all reasonable respects to effectuate the Exchange, including execution of documents; provided, however, cooperating party shall incur no liability or expense related to the Exchange, and Closing shall not be contingent upon, nor extended or delayed by, such Exchange.

O. CONTRACT NOT RECORDABLE; PERSONS BOUND; NOTICE; DELIVERY; COPIES; CONTRACT EXECUTION: Neither this Contract nor any notice of it shall be recorded in any public or official records. This Contract shall be binding on, and inure to the benefit of, the parties and their respective heirs or successors in interest. Whenever the context permits, singular shall include plural and one gender shall include all. Notice and delivery given by or to the attorney or broker (including such broker's real estate licensee) representing any party shall be as effective as if given by or to that party. All notices must be in writing and may only be made by mail, facsimile transmission, personal delivery or email. A facsimile or electronic copy of this Contract and any signatures hereon shall be considered for all purposes as an original. This Contract may be executed by use of electronic signatures, as determined by Florida's Electronic Signature Act and other applicable laws.

P. INTEGRATION; MODIFICATION: This Contract contains the full and complete understanding and agreement of Buyer and Seller with respect to the transaction contemplated by this Contract and no prior agreements or representations shall be binding upon Buyer or Seller unless included in this Contract. No modification to or change in this Contract shall be valid or binding upon Buyer or Seller unless in writing and executed by the parties intended to be bound by it.

Q. WAIVER: Failure of Buyer or Seller to insist on compliance with, or strict performance of, any provision of this Contract, or to take advantage of any right under this Contract, shall not constitute a waiver of other provisions or rights.

R. RIDERS; ADDENDA; TYPEWRITTEN OR HANDWRITTEN PROVISIONS: Riders, addenda, and typewritten or handwritten provisions shall control all printed provisions of this Contract in conflict with them.

S. COLLECTION or COLLECTED: "Collection" or "Collected" means any checks tendered or received, including Deposits, have become actually and finally collected and deposited in the account of Escrow Agent or Closing Agent. Closing and disbursement of funds and delivery of closing documents may be delayed by Closing Agent until such amounts have been Collected in Closing Agent's accounts.

T. RESERVED.

U. APPLICABLE LAW AND VENUE: This Contract shall be construed in accordance with the laws of the State of Florida and venue for resolution of all disputes, whether by mediation, arbitration or litigation, shall lie in the county where the Real Property is located.

V. FIRPTA TAX WITHHOLDING: If a seller of U.S. real property is a "foreign person" as defined by FIRPTA, Section 1445 of the Internal Revenue Code ("Code") requires the buyer of the real property to withhold up to 15% of the amount realized by the seller on the transfer and remit the withheld amount to the Internal Revenue Service

[redacted]

(IRS) unless an exemption to the required withholding applies or the seller has obtained a Withholding Certificate from the IRS authorizing a reduced amount of withholding.

(i) No withholding is required under Section 1445 of the Code if the Seller is not a "foreign person". Seller can provide proof of non-foreign status to Buyer by delivery of written certification signed under penalties of perjury, stating that Seller is not a foreign person and containing Seller's name, U.S. taxpayer identification number and home address (or office address, in the case of an entity), as provided for in 26 CFR 1.1445-2(b). Otherwise, Buyer shall withhold the applicable percentage of the amount realized by Seller on the transfer and timely remit said funds to the IRS.

(ii) If Seller is a foreign person and has received a Withholding Certificate from the IRS which provides for reduced or eliminated withholding in this transaction and provides same to Buyer by Closing, then Buyer shall withhold the reduced sum required, if any, and timely remit said funds to the IRS.

(iii) If prior to Closing Seller has submitted a completed application to the IRS for a Withholding Certificate and has provided to Buyer the notice required by 26 CFR 1.1445-1(c) (2)(i)(B) but no Withholding Certificate has been received as of Closing, Buyer shall, at Closing, withhold the applicable percentage of the amount realized by Seller on the transfer and, at Buyer's option, either (a) timely remit the withheld funds to the IRS or (b) place the funds in escrow, at Seller's expense, with an escrow agent selected by Buyer and pursuant to terms negotiated by the parties, to be subsequently disbursed in accordance with the Withholding Certificate issued by the IRS or remitted directly to the IRS if the Seller's application is rejected or upon terms set forth in the escrow agreement.

(iv) In the event the net proceeds due Seller are not sufficient to meet the withholding requirement(s) in this transaction, Seller shall deliver to Buyer, at Closing, the additional Collected funds necessary to satisfy the applicable requirement and thereafter Buyer shall timely remit said funds to the IRS or escrow the funds for disbursement in accordance with the final determination of the IRS, as applicable.

(v) Upon remitting funds to the IRS pursuant to this STANDARD, Buyer shall provide Seller copies of IRS Forms 8288 and 8288-A, as filed.

W. RESERVED

X. BUYER WAIVER OF CLAIMS: ***To the extent permitted by law, Buyer waives any claims against Seller and against any real estate licensee involved in the negotiation of this Contract for any damage or defects pertaining to the physical condition of the Property that may exist at Closing of this Contract and be subsequently discovered by the Buyer or anyone claiming*** **by, through, under or against the Buyer.** ***This provision does not relieve Seller's obligation to comply with Paragraph 10(j). This Standard X shall survive Closing.***

ADDENDA AND ADDITIONAL TERMS

* **19. ADDENDA:** The following additional terms are included in the attached addenda or riders and incorporated into this Contract (**Check if applicable**):

- [ ] A. Condominium Rider
- [ ] B. Homeowners' Assn.
- [ ] C. Seller Financing
- [ ] D. Mortgage Assumption
- [ ] E. FHA/VA Financing
- [x] F. Appraisal Contingency
- [ ] G. Short Sale
- [ ] H. Homeowners/Flood Ins.
- [ ] I. RESERVED
- [ ] J. Interest-Bearing Acct
- [ ] K. RESERVED
- [ ] L. RESERVED
- [ ] M. Defective Drywall
- [ ] N. Coastal Construction Control Line
- [ ] O. Insulation Disclosure
- [ ] P. Lead Paint Disclosure (Pre-1978)
- [ ] Q. Housing for Older Persons
- [ ] R. Rezoning
- [ ] S. Lease Purchase/ Lease Option
- [ ] T. Pre-Closing Occupancy
- [ ] U. Post-Closing Occupancy
- [ ] V. Sale of Buyer's Property
- [ ] W. Back-up Contract
- [ ] X. Kick-out Clause
- [ ] Y. Seller's Attorney Approval
- [ ] Z. Buyer's Attorney Approval
- [ ] AA. Licensee Property Interest
- [ ] BB. Binding Arbitration
- [ ] CC. Miami-Dade County Special Taxing District Disclosure
- [ ] DD. Seasonal/Vacation Rentals
- [ ] EE. PACE Disclosure
- [x] Other: Arrived Purchase Addendum

[redacted]

dotloop signature verification: dtlp.us/GiLz-NGwh-6luf

20. ADDITIONAL TERMS:

1. Seller/builder to provide 2-10 builder new construction warranty paid at closing.

2. Seller to include inground pool with purchase.

3. Contingent on buyer, reviewing pool specs.

4. Closing cannot occur until Property has finals certificate of occupancy.

5. Contingent on buyer reviewing MLS listing and property photos.

COUNTER-OFFER

☐ Seller counters Buyer's offer.

THIS IS INTENDED TO BE A LEGALLY BINDING CONTRACT. IF NOT FULLY UNDERSTOOD, SEEK THE ADVICE OF AN ATTORNEY PRIOR TO SIGNING.

THIS FORM HAS BEEN APPROVED BY THE FLORIDA REALTORS AND THE FLORIDA BAR.

Approval of this form by the Florida Realtors and The Florida Bar does not constitute an opinion that any of the terms and conditions in this Contract should be accepted by the parties in a particular transaction. Terms and conditions should be negotiated based upon the respective interests, objectives and bargaining positions of all interested persons.

AN ASTERISK (*) FOLLOWING A LINE NUMBER IN THE MARGIN INDICATES THE LINE CONTAINS A BLANK TO BE COMPLETED.

[redacted]ate: ____________

ate: ____________

ate: ____________

ate: ____________

Buyer's address for purposes of notice	Seller's address for purposes of notice
500 Yale Avenue, North	
Seattle, WA 98109	

BROKER: Listing and Cooperating Brokers, if any, named below (collectively, "Broker"), are the only Brokers entitled to compensation in connection with this Contract. Instruction to Closing Agent: Seller and Buyer direct Closing Agent to disburse at Closing the full amount of the brokerage fees as specified in separate brokerage agreements with the parties and cooperative agreements between the Brokers, except to the extent Broker has retained such fees from the escrowed funds. This Contract shall not modify any MLS or other offer of compensation made by Seller or Listing Broker to Cooperating Brokers.

S[redacted]

Cooperating Sales Associate, if any	**Listing Sales Associate**

[redacted]

Cooperating Broker, if any	**Listing Broker**

[redacted]

Comprehensive Rider to the Residential Contract For Sale And Purchase

THIS FORM HAS BEEN APPROVED BY THE FLORIDA REALTORS AND THE FLORIDA BAR

FloridaRealtors®

If initialed by all parties, the clauses below will be incorporated into the Florida Realtors®/Florida Bar Residential Contract For Sale And Purchase between [redacted] (SELLER) and Arrived Holdings, Inc. and/or Assigns (BUYER) concerning the Property described as 238 14th St, Panama City Beach, FL 32413
LAGUNA BEACH ESTATES 9TH ADD LOT 13 BLK 46 ORB 431 P 533 OR 2735 P 1655

[redacted]

This Contract is contingent upon Buyer obtaining, at Buyer's expense, a written appraisal from a licensed Florida appraiser, on or before ______________ (if left blank, then at least ten (10) days prior to Closing), stating that the appraised value of the Property is at least $______________ (if left blank, the Purchase Price). If the appraisal states that the appraised value of the Property is less than the above value, Buyer shall deliver a copy of such appraisal to Seller within 3 days after the above date and deliver written notice to Seller, either: a) terminating this Contract in which event the Deposit paid shall be refunded to Buyer, thereby releasing Buyer and Seller from all further obligations under this Contract; or b) waiving and removing this contingency and continuing with this Contract without regard to the appraised value of the Property, except as provided in Paragraph 8(b) if it is checked.

If Buyer fails to timely obtain an appraisal, or having timely obtained such appraisal fails to timely deliver notice of Buyer's exercise of the right to terminate granted above, this contingency shall be waived and removed, and Buyer shall continue with this Contract, without waiving any of Buyer's rights in Paragraph 8(b) if it is checked.